Carsunlimited.com, Inc.
                         444 Madison Avenue, 18th Floor
                               New York, NY 10022

                                December 12, 2005


VIA EDGAR CORRESPONDENCE & FACSIMILE
------------------------------------

Division of Corporate Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Cicely Luckey

               RE:      eFoodSafety.com, Inc.

                        Form 10-KSB for the period ending December 31, 2004 Form 10-QSB for the period ending March 31, 2005; Form 10-QSB for the period ending June 30, 2005. File No. 333-43748

Dear Ms. Luckey:

In connection with our responses to your comments in your letter dated October 3, 2005, this letter constitutes a statement from Carsunlimited.com, Inc. (the "Company") acknowledging that:

      o the Company is responsible for the adequacy and accuracy of the disclosures in the filings;

      o staff comments or changes to disclosures in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

      o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                         Very truly yours,

                                         CARSUNLIMITED.COM, INC.


                                         By: /s/ Daniel Myers
                                             -----------------------------------
                                             Daniel Myers